Exhibit 10.42

Executive Separation Agreement

This Separation Agreement (this “Agreement”) is dated as of January 10, 2023 by and between Frederick L. Glick (“Employee”) and Amergent Hospitality Group Inc., a corporation formed under the laws of the State of Delaware (“Employer”).

WHEREAS, Employer engaged Employee to be an employee of Employer;

WHEREAS, Employee and Employer are parties to an Employment Agreement dated July 1, 2021 (the “Employment Agreement”);

WHEREAS, Employee resigned without “Good Reason” (as defined in the Employment Agreement);

WHEREAS, the Employer has agreed to waive the provision for a garden leave period provided in the Employment Agreement; and

WHEREAS, the parties wish to confirm set forth their agreement as to the manner in which Employee’s employment with Employer will be closed out.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and for other good and valuable consideration, receipt of which is hereby acknowledged, Employer and Employee agree as follows:

1.	Termination of Employment; Waiver of Garden Leave.

(a)	The parties hereto hereby agree that Employee resigned without “Good Reason” (as defined in the Employment Agreement) effective as of December 31, 2022 (the “Separation Date”). Employee resigned without “Good Reason” (as defined in the Employment Agreement), effective as of the Separation Date, all positions, titles, duties, authorities, and responsibilities at or with Employer and its affiliates (together and each individually, as the context requires, the “Company”) other than his position on the board of directors of Employer, and Employee agrees to execute all additional documents and take such further steps as Employer may require to effectuate such resignation. Employee agrees to continue to serve as a director of Employer until the earlier of July 1, 2023 or such date that the board of directors requests that he resign. Employee will be paid the standard board compensation paid by Employer to non-employee directors for the term of his service as director.

(b)	Upon execution and satisfaction in full of the terms and conditions of this Agreement, the Company hereby waives the requirement for a garden leave period, as set forth in Section 7.4 of the Employment Agreement.

2.	Certain Payments and Benefits.

(a)	Accrued Obligations. As required by law, but no later than the first regular payroll date following the Separation Date, Employer shall pay Employee $5,420.00 representing all base salary earned but unpaid as of the Separation Date and $15,067.60 in respect of vacation earned but not taken prior to the Separation Date. Employee acknowledges and agrees that as of the date hereof, he has made all requests for reimbursement of business expenses to which he may be entitled pursuant to the Company’s reimbursement policy, and provided such substantiation as may be required thereunder, and shall hereafter not have any right to request reimbursement of any additional amounts.

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(b)	Separation Payment. Employer agrees to pay Employee $1,000.00 (the “Separation Payment”) in 10 substantially equal installments, twice a month, commencing on the first payroll date following the Separation Date, subject to Sections 5, 6, 8(a), and 9 herein. The Separation Payment shall not be taken into account as compensation and no service credit shall be given after the Separation Date for purposes of determining the benefits payable under any benefit plan, program, agreement, or arrangement of the Company. Employee acknowledges that, except for the Separation Payment agreed to herein, he is not entitled to any payment in the nature of severance or termination pay from the Company, and that the Separation Payment is in full satisfaction of all obligations owed to him by the Company, except as set forth in Sections 2(a), 2(c) and 2(d) hereof.

(c)	Transition Services. Employee has agreed to assist Employer, on a consulting basis, with transitioning his duties and responsibilities to another employee, on an as needed basis not to exceed 10 hours per week, through May 31, 2022, for a flat fee of $35,000.00 (“Transition Services”), payable in 10 substantially equal installments, twice a month, commencing on the first payroll date following the Separation Date. Employee is solely responsible for paying when due any taxes, including estimated taxes, incurred as a result of the compensation paid by Employer to Employee for Transition Services. This includes but is not limited to any federal, state or local income taxes, social security or unemployment tax, or any other taxes.

(d)	Qualified Plans/COBRA. Employee shall be entitled to all vested benefits under any tax qualified pension plan of the Company and continuation of health insurance benefits, at Employee’s cost, to the extent provided in Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”) and Section 601 of the Employee Retirement Income Security Act of 1974, as amended (which provisions are commonly known as “COBRA”).

(e)	Cooperation. From the Effective Date through December 31, 2023 (the “Cooperation Period”), Employee agrees to cooperate with Employer with regard to pending litigation, and any other litigation relating to Employee’s period of employment for which Employer reasonably requests Employee’s participation; provided, however, that Employee’s agreement to consult respecting such litigation shall continue for the duration of any such litigation, whether or not such cooperation occurs during or after the Cooperation Period. If requested by Employer, such cooperation shall include, without limitation, (1) responding reasonably promptly to requests for information and documents in Employee’s possession concerning matters pertinent to any of the foregoing, (2) making himself reasonably available as a witness and testifying at trial, depositions, hearings, or other proceedings, as well as being reasonably available for adequate preparation for such testimony; and (3) participating at reasonable times in interviews and meetings with representatives of the Company, representatives of governments or regulatory authorities, or others designated by Employer. Unless prohibited by applicable law or any rule of any applicable regulatory authority, Employee further agrees to notify Employer promptly of any request made to him by any party to any such litigations for information or assistance with respect to such litigations, and the substance of Employee’s response to such request. Employee shall also provide Employer with a copy of such request and response, if in writing. Employee and Employer will each use good faith best efforts to reconcile and accommodate any scheduling conflicts. Without limitation of the foregoing, Employee agrees to reasonably cooperate (including attending meetings) with respect to any claim, arbitral hearing, lawsuit, action, or governmental or internal investigation relating to the business of the Company prior to the Separation Date. Employee agrees to provide full and complete disclosure in response to any inquiry in connection with any such matters.

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(f)	Equity Awards. All vested options to purchase stock of Employer and/or any other vested equity-based awards granted to Employee and outstanding immediately prior to the Separation Date shall remain in full force and effect as provided in the agreements evidencing those awards, the plans pursuant to which such awards were made, and otherwise in accordance with their terms. All unvested options to purchase stock of Employer and/or any other unvested equity-based awards are hereby forfeited by Employee. For clarity, vested option awards are as follows: options to purchase 150,00 shares of common stock at $2.50 per share; options to purchase 100,00 shares at $0.56 per share; and options to purchase 25,000 shares at $0.81 per share.

3.	Other Agreements.

(a)	Each party shall pay their respective costs and legal fees incurred in connection with the negotiation of this Agreement.

(b)	Any liabilities Employee may have to the Company, including, without limitation, any liabilities in respect of outstanding loans or advances by Employer and any liabilities to reimburse Employer for any personal expenses (such as for taxis, car service, or meals) that Employee has charged to Employer, must be paid in full before payment of any amounts will be made to Employee under this Agreement or Employer may, at its option, deduct any such amounts from any payment to be made to Employee under this Agreement, to the extent permitted by applicable law (including without limitation Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively, “Section 409A”)).

4.	General Release and Waiver.

(a)	Employee hereby releases, remises, and acquits the Company and its officers, directors, shareholders, members, partners, agents, employees, consultants, independent contractors, attorneys, advisers, successors, and assigns (collectively, the “Releasees”), jointly and severally, from any and all claims, known or unknown, which Employee or Employee’s heirs, successors, or assigns have or may have against any of the Releasees arising on or prior to the date of execution of this Agreement and any and all liability which any of the Releasees may have to Employee, heirs, successors, and assigns whether denominated claims, demands, causes of action, obligations, damages, or liabilities arising from any and all bases, however, denominated, including but not limited to, the Age Discrimination in Employment Act (“ADEA”), the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, Title VII of the United States Civil Rights Act of 1964, 42 U.S.C. § 1981, applicable California (state or local) civil or human rights laws, any other federal, state, or local law, and any workers’ compensation or disability claims under any such laws or claims under any contract, including the Employment Agreement and/or the agreements governing any equity-based awards. This release relates to claims by reason of any matter, cause, or thing occurring, done, or omitted to be done from the beginning of the world until the date of the execution hereof. Employee further agrees that Employee will not file or permit to be filed on Employee’s behalf any such claim. Notwithstanding the preceding sentence or any other provision of this Agreement, this release is not intended to interfere with Employee’s right to file a charge with the Equal Employment Opportunity Commission (the “EEOC”) in connection with any claim he believes he may have against the Company. However, by executing this Agreement, Employee hereby waives the right to recover in any proceeding Employee may bring before the EEOC or any state or local human rights commission or in any proceeding brought by the EEOC or any state or local human rights commission on Employee’s behalf. In addition, this release is not intended to interfere with Employee’s right to challenge that his waiver of any and all ADEA claims pursuant to this Agreement is a knowing and voluntary waiver, notwithstanding Employee’s specific representation that he has entered into this Agreement knowingly and voluntarily. This release is for any relief, no matter how denominated, including, but not limited to, injunctive relief, wages, back pay, front pay, compensatory damages, or punitive damages. This release shall not apply to any obligation of the Company pursuant to this Agreement, any rights in the nature of indemnification which Employee may have with respect to claims against Employee relating to or arising out of his employment with the Company, or any vested benefit to which Employee is entitled under any tax qualified pension plan of the Company, COBRA continuation coverage benefits, or any other similar benefits required to be provided by statute.

(b)	Employee acknowledges that the Separation Payment is in addition to anything of value to which Employee already is entitled from the Company and constitutes good and valuable consideration for the release contained in this Section 4.

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5.	Confidentiality; Intellectual Property; Cooperation; Company Property.

(a)	Confidential Agreement. Employee shall keep the terms of this Agreement confidential and shall not directly or indirectly disseminate any information (in any form) regarding this Agreement or his termination of employment to any person or entity except as may be agreed to in writing by Employer and except for any terms which are or become generally available to the public, other than as a result of unauthorized or improper disclosure by Employee. Notwithstanding the foregoing, Employee may disclose the information described herein, to the extent Employee is compelled to do so by lawful service of process, subpoena, court order, or as Employee is otherwise compelled to do by law, including full and complete disclosure in response thereto, in which event Employee agrees to provide Employer with a copy of the document(s) seeking disclosures of such information promptly upon receipt of such document(s) and prior to disclosure by Employee of any such information, so that Employer may, upon notice to Employee, take such action as it deems to be necessary or appropriate in relation to such subpoena or request and Employee may not disclose any such information until Employer has had the opportunity to take such action.

(b)	Confidential Information. Employee agrees that he will not appropriate for his own use, use, disclose, divulge, furnish, or make available to any person any confidential or proprietary information concerning the Company, including without limitation any confidential or proprietary information concerning the operations, plans, or methods of the Company (the “Information”); provided, that the term “Information” shall not include such information which is or becomes generally available to the public other than as a result of unauthorized or improper disclosure by Employee. Notwithstanding the foregoing, Employee may disclose Information to the extent he is compelled to do so by lawful service of process, subpoena, court order, or as he is otherwise compelled to do by law or the rules or regulations of any regulatory body to which he is subject, including full and complete disclosure in response thereto, in which event he agrees to provide Employer with a copy of the documents seeking disclosure of such information promptly upon receipt of such documents and prior to their disclosure of any such information, so that Employer may, upon notice to Employee, take such action as Employer deems appropriate in relation to such subpoena or request and Employee may not disclose any such information until Employer has had the opportunity to take such action.

(c)	Intellectual Property. Employee agrees that all right, title, and interest to all works of whatever nature generated in the course of his employment with the Company resides with the Company. Employee agrees that he will return to Employer, not later than the Separation Date, all property, in whatever form (including computer files and other electronic data), of the Company in his possession, including without limitation, all copies (in whatever form) of all files or other information pertaining to the Company, its officers, employees, directors, shareholders, customers, suppliers, vendors, or distributors and any business or business opportunity of the Company.

(d)	Company Property. Employee hereby agrees to return to Employer and to cease using any property of the Company, including without limitation, cell phones, blackberries, security key cards, corporate credit cards, telephone calling cards, or home office equipment provided by the Company and to return such property promptly; provided however Executive may retain the Company laptop through May 31, 2023 for use solely for his transition services to the Company.

(e)	Acknowledgements Respecting Restrictive Covenants. With respect to the restrictive covenants set forth in this Section 5, the parties acknowledge and agree that:

(i)	(A) each of the restrictive covenants contained in this Section 5 shall be construed as a separate covenant with respect to each geographic area and each activity to which it applies, (B) if, in any judicial proceeding, a court shall deem any of the restrictive covenants invalid, illegal, or unenforceable because its scope is considered excessive, such restrictive covenant shall be modified so that the scope of the restrictive covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal, and enforceable, and (C) if any restrictive covenant (or portion thereof) is deemed invalid, illegal, or unenforceable in any jurisdiction, as to that jurisdiction such restrictive covenant (or portion thereof) shall be ineffective to the extent of such invalidity, illegality, or unenforceability, without affecting in any way the remaining restrictive covenants (or portion thereof) in such jurisdiction or rendering that or any other restrictive covenant (or portion thereof) invalid, illegal, or unenforceable in any other jurisdiction.

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(ii)	The parties hereto hereby declare that it is impossible to measure in money the damages that will accrue to the Company in the event that Employee breaches any of the restrictive covenants provided in this Section 5. In the event that Employee breaches any such restrictive covenant, the Company shall be entitled to an injunction, a restraining order or such other equitable relief, including, but not limited to, specific performance (without the requirement to post bond) restraining Employee from violating such restrictive covenant. If the Company shall institute any action or proceeding to enforce the restrictive covenant, Employee hereby waives the claim or defense that the Company has an adequate remedy at law and agrees not to assert in any such action or proceeding the claim or defense that the Company has an adequate remedy at law. The foregoing shall not prejudice the Company’s right to require Employee to account for and pay over to the Company, and Employee hereby agrees to account for and pay over, the compensation, earnings, profits, monies, accruals, or other benefits derived or received by Employee as a result of any transaction constituting a breach of any of the restrictive covenants provided in this Section 5, and the parties hereby agree that the Company shall be entitled to an equitable accounting of all such compensation, earnings, profits, monies, accruals, and other benefits. The parties hereby agree that the Restricted Period shall be extended by any period during which Employee is found to be in violation of, or to have violated, this Section 5.

(iii)	The remedies provided for in this Section 5(h) are cumulative and in addition to any other rights and remedies the Company may have under law or in equity.

(iv)	The restrictive covenants provided in this Section 5 shall be in addition to any restrictions imposed on Employee by statute or at common law.

6.	Certain Forfeitures in Event of Breach. Employee acknowledges and agrees that, notwithstanding any other provision of this Agreement, in the event (i) Employee materially breaches any of his obligations under this Agreement or (ii) a condition existed prior to the Separation Date that, had the Company been fully aware of such condition, would have given the Company the right to terminate Employee’s employment “For Cause”, Employee will forfeit his right to receive the Separation Payment under Section 2(b) of this Agreement to the extent not theretofore paid to him as of the date of such breach and, if already made as of the time of breach, Employee agrees that he will reimburse Employer, immediately, for the amount of such payments on a pre-tax basis.

7.	Agreement Part of Settlement Discussions/No Admission of Liability. Employee represents and warrants that any payments or benefits provided to Employee under the terms of this Agreement do not constitute an admission by the Company that it has violated any law or legal obligation with respect to any aspect of Employee’s employment or separation therefrom. If Employee does not accept this Agreement, Employee acknowledges and agrees that the delivery of this Agreement is in contemplation of the settlement of any potential claims Employee may have against the Company and will not be admissible for any purpose against the Company, and that any payments or benefits contemplated in this Agreement do not constitute an admission by the Company that it has violated any law or legal obligation with respect to any aspect of Employee’s employment or separation therefrom.

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8.	General Provisions.

(a)	Heirs and Assigns. This Agreement is binding on and is for the benefit of the parties hereto and their respective successors, assigns, heirs, executors, administrators, and other legal representatives. Neither this Agreement nor any right or obligation hereunder may be assigned by Employee.

(b)	Affiliates. As used in this Agreement, “affiliates” shall mean all companies, corporations, and entities that are, or in the future under common control with Employer.

(c)	Integration. This Agreement constitutes the complete agreement between the Company and Employee regarding the issues addressed in this Agreement. The terms of this Agreement may be changed, modified, or discharged only by an instrument in writing signed by the parties hereto. A failure of the Company or Employee to insist on strict compliance with any provision of this Agreement shall not be deemed a waiver of such provision or any other provision hereof. In the event that any provision of this Agreement is determined to be so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

(d)	Choice of Law. This Agreement shall be construed, enforced, and interpreted in accordance with and governed by the laws of the State of California, without regard to its choice of law provisions.

(e)	Withholding. The Company may withhold from any and all amounts payable under this Agreement such federal, state, and local taxes or other withholdings as may be required to be withheld pursuant to any applicable law or regulation.

(f)	Construction of Agreement. The parties hereto acknowledge and agree that each party has reviewed and negotiated the terms and provisions of this Agreement and has had the opportunity to contribute to its revision. Accordingly, the rule of construction to the effect that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement. Rather, the terms of this Agreement shall be construed fairly as to both parties hereto and not in favor or against either party.

(g)	Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which counterpart, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.

(h)	Notice. Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and shall be deemed to be given when delivered personally or four days after it is mailed by registered or certified mail, postage prepaid, return receipt requested or one day after it is sent by a reputable overnight courier service and, in each case, addressed as follows (or if it is sent through any other method agreed upon by the parties):

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If to Employer:

Amergent Hospitality Group Inc.

PO Box 470695

Charlotte, NC 28247

mp@amergenthg.com

Attention: Michael D. Pruitt

with a copy to:

Raines Feldman LLP

18401 Von Karman Avenue, Suite 360

Irvine, CA 92612

rqashu@raineslaw.com

Attention: Ruba Qashu

If to Employee:

Frederick L. Glick

2320 Littler Lane

Oceanside, CA 92056

fglick64@gmail.com

or to such other address as any party hereto may designate by notice to the others.

(i)	Section 409A Compliance. The intent of the parties is that payments and benefits under this Agreement comply with, or are exempt from, the requirements of Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be limited, construed and interpreted in accordance with such intent. It is intended that each installment, if any, of the payments and benefits provided hereunder shall be treated as a separate “payment” for purposes of Section 409A. Neither the Company nor Employee shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A; and if, as of the date of the “separation from service,” Employee is a “specified employee” (within the meaning of that term under Section 409A(a)(2)(B) of the Code, or any successor provision thereto), then with regard to any payment or the provision of any benefit that is subject to this section (whether under this Agreement, or pursuant to any other agreement with or plan, program, payroll practice of the Company) and is due upon or as a result of Employee’s separation from service, such payment or benefit shall not be made or provided, to the extent making or providing such payment or benefit would result in additional taxes or interest under Section 409A of the Code, until the date which is the earlier of (A) the expiration of the six-month period measured from the date of such “separation from service,” and (B) the date of Employee’s death (the “Delay Period”) and this Agreement and any such other agreement plan program or practice shall hereby be deemed amended accordingly. Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Employee in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. All reimbursements and in-kind benefits provided under this Agreement or otherwise to Employee shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A. All expenses or other reimbursements paid pursuant herewith and therewith that are taxable income to Employee shall in no event be paid later than the end of the calendar year next following the calendar year in which Employee incurs such expense or pays such related tax. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that, the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and such payments shall be made on or before the last day of the Employee’s taxable year following the taxable year in which the expense occurred.

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(j)	Severability. The parties hereto intend that the validity and enforceability of any provision of this Agreement shall not affect or render invalid any other provision of this Agreement.

9.	Knowing and Voluntary Waiver. Employee acknowledges that, by Employee’s free and voluntary act of signing below, Employee agrees to all of the terms of this Agreement and intends to be legally bound thereby.

Employee understands that he may consider whether to agree to the terms contained herein for a period of forty-five days. Accordingly, Employee must execute this Agreement by February 24, 2023 to acknowledge his understanding of and agreement with the foregoing. However, the Separation Payment provided herein will in any event be delayed at least until this Agreement becomes effective, enforceable, and irrevocable. Any payments or benefits delayed as a result of this Section 9 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid in a lump sum on the first payroll date following the Effective Date. Employee acknowledges that he has been advised to consult with an attorney prior to executing this Agreement.

This Agreement will become effective, enforceable and irrevocable on the eighth day after the date on which it is executed by Employee (the “Effective Date”). During the seven-day period prior to the Effective Date, Employee may revoke his agreement to accept the terms hereof by indicating in writing to Employer his intention to revoke. If Employee exercises the right to revoke hereunder, he shall forfeit his right to receive any of the benefits provided for herein (exclusive of accrued obligations), and to the extent such payments have already been made, Employee agrees that he will immediately reimburse Employer for the amounts of such payment.

[Signature page follows]

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IN WITNESS WHEREOF, Employer has caused this Agreement to be signed by its duly authorized representative and Employee has signed this Agreement as of the day and year first above written.

EMPLOYER

AMERGENT HOSPITALITY GROUP INC.

/s/ Michael D. Pruitt
By:
Title:	Michael D. Pruitt, CEO

EMPLOYEE

/s/ Frederick K. Glick
FREDERICK L. GLICK

Date: ____________

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